UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2022

ENBRIDGE INC

(Exact Name of Registrant as Specified in Charter)

Canada	001-15254	98-0377957
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200, 425 - 1st Street S.W.

Calgary, Alberta, Canada T2P 3L8

(Address of Principal Executive Offices) (Zip Code)

1 -403-231-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ENB	New York Stock Exchange
6.375% Fixed-to-Floating Rate Subordinated Notes Series 2018-B due 2078	ENBA	New York Stock Exchange

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2022 Enbridge Inc., Enbridge Employee Services, Inc. (the “Company”) and Cynthia L. Hansen entered into an employment agreement memorializing the terms of Ms. Hansen’s employment as Executive Vice President, Gas Transmission & Midstream (the “Employment Agreement”).

The Employment Agreement provides that in the event Ms. Hansen’s employment is terminated (A) by the Company without Cause or due to Ms. Hansen’s disability or (B) by Ms. Hansen for Good Reason (as each such term is defined in the Employment Agreement), Ms. Hansen would be entitled to receive (1) a lump sum severance payment equal to two times the sum of her (x) annual salary and (y) the average of the short-term incentive awards paid to Ms. Hansen in the immediately preceding two years, (2) a pro-rated short term incentive award for the year of termination, based on the actual level of performance achieved in the immediately preceding year, (3) a payment in respect of the amounts that Enbridge Inc. would have allocated or contributed to her tax-qualified defined contribution savings plan account during the two years following the date of termination, (4) a payment equal to the benefit she would have accrued under the tax-qualified defined benefit plan and the nonqualified supplemental benefit pension plan during the two years following the date of termination, (5) reimbursement of up to US$20,000 for financial and/or career counseling assistance, (6) an adjusted benefit under the Canadian supplemental pension plan calculated, for certain purposes, assuming an additional two years of service and based on Ms. Hansen’s annual salary as of her date of termination and the average of the short-term incentive awards she was paid in the two years immediately preceding her date of termination, and (6) with respect to any unvested stock options held as of the termination date, a cash amount in respect of the excess (if any) of the fair market value of Enbridge Inc. common shares over the exercise price of such options; provided that any payment of such amounts is subject to Ms. Hansen’s execution and non-revocation of a general release of claims in favor of Enbridge Inc., the Company and their respective affiliates.

Pursuant to the Employment Agreement Ms. Hansen is bound by a perpetual confidentiality covenant with regards to Company Confidential Information (as that term is defined in the Employment Agreement), one-year post-termination non-competition and customer non-solicitation covenants, and a two-year post-termination employee non-recruitment covenant.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, the form of which will be filed with the Registrant’s Form 10-Q for the quarter ended June 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE INC. (Registrant)

Date: June 10, 2022	By:	/s/ Karen K.L. Uehara
Karen K.L. Uehara
Vice President & Corporate Secretary
(Duly Authorized Officer)